Ex. 10.3 Loan Agreement with Swiftnet Ltd. Guy Nissenson and Nissim Levy

                                    Agreement

Dated 8/5/2000

Between:         (1) NISSIM LEVY of 7 Ingram Avenue, London, NW11 ("Dr. Levy")

                 (2) ABRAHAM KEINAN and SWIFTNET LIMITED both 958-964 High Road,
                     London N12 (together "SWIFTNET")

WHEREBY IT IS AGREED as follows:

     1. Dr. Levy will procure the grant to Swiftnet, by a bank of Dr. Levy's choosing of a loan facility of USD 200,000 repayable as to one third after 2 years and as to the balance after 3 years and otherwise on normal commercial terms acceptable to Swiftnet ("the loan").

     2. In Consideration of Dr. Levy's said assistance, Swiftnet will procure that Dr. Levy is allotted 2 percent of the equity of the US corporation
xfone.com inc. (or such other name as shall be chosen) which Swiftnet is now in course of establishing and into which Swiftnet intends to merge with a view to a public offering.

     3. If the US corporation referred to in clause 2 shall not make a public offering of its shares within 1 year of the date of this agreement then Dr. Levy shall have the option to surrender his shares in to Swiftnet's nominee and in that case, Swiftnet shall be obliged to pay to Dr. Levy 5 per cent per annum of the amount of the loan outstanding from time to time from the date of grant of the loan until repayment.

     4. Mr. Abraham Keinan and Swiftnet Ltd. agree that they shall be jointly and severally liable to indemnify Dr. Levy against any demand, claim or call on
Dr. Levy made by a bank in consequence of any failure by Swiftnet Ltd. to repay the loan or any part of it.

     5. The indemnity contained in clause 4 shall, as regards Mr. Keinan, continue to bind his estate in the event of his death, bankruptcy or incapacity.

     6. This agreement shall be governed by English law.

SIGNED by the parties or their duly authorised representatives the day and year first before written.

NISSIM LEVY
ABRAHAM KEINAN
SWIFTNET LIMITED